CONVERTIBLE PROMISSORY NOTE

$1,100,000.00	Southfield, Michigan
Maturity Date: May 18, 2019	Dated: May 18, 2018

FOR VALUE RECEIVED, Players Network, Inc., a Nevada corporation (“Borrower”), whose address is 1771 E. Flamingo Road, Suite 201A, Las Vegas, NV 89119 promises to pay to the order of Grass Roots Investors, LLC, a Delaware limited liability company (“Lender”), whose address is c/o Bruce H. Seyburn, Seyburn Kahn, PC, 2000 Town Center Building, Suite 1500, Southfield, MI 48075-1195, the principal sum of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) (the

“Principal Balance”) together with interest on the unpaid Principal Balance under this Promissory Note (this ”Note”) until paid at twelve percent (12%) simple interest per annum on the basis of a year of 360 days.

Principal and Interest. Accrued and unpaid interest under this Note shall be due and payable semi-annually, with the first payment of interest due on the six (6) month anniversary of this Note and the second payment of interest due on the Maturity Date. The outstanding Principal Balance of this Note and any accrued but unpaid interest shall be due and payable on the Maturity Date specified above. All Payments of principal and interest hereunder shall be payable in lawful money of the United States of America and shall be applied first to interest and the balance to principal.

Prepayment. Borrower shall not have the right to make prepayments of principal at any time prior to the Maturity Date.

Conversion Right. Notwithstanding anything to the contrary contained herein, from and after the close of the 90 day period beginning on the date of this Note, Lender shall have the right to convert all or any portion of the unpaid Principal Balance together with any portion of the unpaid accrued interest into (at the election of Lender) into the common stock of Players Network, Inc., $0.001 par value (the “Common Stock”) at a discount to the Fair Market Value of the Common Stock determined in accordance with the following schedule:

If the Fair Market Value of the Common Stock is:

●	less than or equal to 15¢, the discount will be 50%;
●	more than 15¢, but less than 20¢, the discount will be 40%; and
●	20¢ or more, the discount will be 30%.

For purposes of this Note, the term “Fair Market Value” means the average of the high and low trading price of the Common Stock on the date of conversion.

On any such conversion, this Note shall cease to represent the indebtedness of the Company in respect of the portion of the Principal Balance and accrued and unpaid interest (if any) converted (the “Converted Amount”) and the sole right of Lender with respect to the Converted Amount shall be to receive the Common Stock into which such Converted Amount was converted.

Events of Default. Borrower will be in default if any of the following happens (each an “Event of Default”): (a) Borrower fails to make any payment when due under this Note; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note, or in any other agreement or loan Borrower or any Affiliate of Borrower has with Lender; (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sale agreement, or any other agreement, in favor of any other creditor or person that materially affects any of Borrower’s property (including, without limitation, the Property) or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any related documents; (d) any representation or statement made or furnished to Lender or any Affiliate of Lender by Borrower is false or misleading in any material respect either now or at the time made or furnished or becomes false or misleading at any time thereafter; (e) Borrower becomes insolvent, a receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by or against Borrower under any bankruptcy or insolvency laws; (f) if any execution levy or writ of garnishment or attachment or other like judicial process shall be issued against or placed upon any property of Borrower; (g) a material adverse change occurs in Borrower’s financial condition, or Lender reasonably believes the prospect of payment or performance of the indebtedness is impaired; (h) the dissolution of Borrower and/or Borrower otherwise ceases to conduct business or terminates its existence by sale, dissolution, merger or otherwise; (i) if there is any failure by Borrower to pay when due any of its indebtedness owed to other creditors or if there is any breach or default in the observance or performance of any term, covenant, or condition in any document evidencing, securing or relating to such indebtedness; or (j) Lender, in good faith, deems itself insecure.

For purposes of this note:

“Affiliate” means with respect to any Person: (i) any other Person who controls, is controlled by or is under common control with such Person; and (ii) any director, officer or employee of such Person or any Person specified in clause (i) above. As used in this definition, the term “control” , “controlled by” and “under common control” means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract, credit arrangement, or otherwise. For the avoidance of doubt, two limited liability companies managed by the same Person will be considered “under common control”.

“Person” means any individual, partnership, company, joint venture, corporation, association, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity.

“Property” means any real property with respect to which a security interest is granted to Lender.

Remedies. Upon the occurrence of an Event of Default, the entire indebtedness evidenced hereby shall become immediately due and payable. Interest shall accrue from and after the date of default at the rate equal to eighteen (18%) percent per annum. In addition, Lender shall have the right to exercise any and all rights available to it. Borrower further promises to pay any and all costs of collecting the amount due hereunder, including reasonable attorney fees. No delay on the part of Lender in the exercise of any of the aforesaid rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by Lender shall preclude the exercise of any other right or remedy. Any remedy provided hereunder shall be in addition to all other remedies available Lender and such remedies shall be cumulative.

Limitation on Interest Rate. Notwithstanding anything to the contrary contained herein, nothing in this Note, nor any transaction relating hereto, shall be construed or so operate as to require the Borrower to pay, or be charged, interest at a greater rate than the maximum rate allowed by the applicable law relating to this Note. Should any interest, or other charges, charged, paid or payable by Borrower in connection with this Note, or any other document delivered in connection herewith, result in the charging, compensation, payment or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the Lender, and any and all such excess paid shall be automatically credited against and in reduction of the principal due under this Note.

Assignment. This Note and all rights and remedies of Lender shall inure to the benefit of Lender’s successors and assigns and to any other Lender who derives title to or interest in this Note, and shall bind Borrower and its successors and assigns.

Security. This Note and any other indebtedness, liabilities and/or obligations of Borrower to Lender are secured by any and all security agreements, guaranties, mortgages, assignments and all other agreements and instruments heretofore or hereafter given by Borrower or any third party to Lender (“Security Documents”). Borrower grants the foregoing security interests to Lender for itself and as agent for all of its Affiliates for all obligations of Borrower’s such Affiliates.

Notices. Any notices required by the terms of this Note, until further notice in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, to Lender and Borrower at their respective addresses contained in the first paragraph of this Note.

Waiver. Borrower and all endorsers, sureties and guarantors (if any) hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument (except for any notice or grace period expressly provided in this Note); and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Lender by other documents/instruments or by law.

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Applicable Law/Choice of Forum. This Note, together with the rights, duties and obligations hereunder, shall be construed in accordance with Delaware law without regard to its conflicts of law provisions.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BORROWER OR LENDER, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS NOTE. BORROWER HEREBY AGREES IT SHALL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY CANNOT BE OR HAS NOT BEEN WAIVED.

EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS, EACH OF WHICH CONSTITUTE A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND TO MAKE THE LOAN.

Players Network, Inc.
a Nevada corporation

By:	/s/ Mark Bradley
Mark Bradley, Chief Executive Officer

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